Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG

KEY ENERGY SERVICES, LLC,

KINGS OIL TOOLS, INC.

AND

THOMAS FOWLER

DECEMBER 7, 2007

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 7, 2007, among Key Energy Services, LLC, a Texas limited liability company (the “Buyer”), and Kings Oil Tools, Inc., a California corporation (the “Seller”), and Thomas Fowler (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, the Seller is engaged in the business of drilling, workover, maintenance and production work using rigs, cranes and hoisting equipment (the “Business”);

WHEREAS, the Shareholder owns 100% of the issued and outstanding capital stock of the Seller;

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, substantially all of the assets of the Seller that are used in the Business on the terms and conditions set forth herein; and

WHEREAS, in connection with the sale of the Business, the Seller agreed to enter into a noncompetition agreement with the Buyer as set forth in Section 3.8 hereof (the “Noncompetition Agreement”) and the Shareholder agreed to enter into a separate noncompetition agreement dated the date hereof (the “Shareholder Noncompetition Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

Article 1

PURCHASE AND SALE OF ASSETS

1.1           Purchase and Sale of the Assets. Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Buyer the following assets of the Seller, on an “AS IS/WHERE IS/WITH ALL FAULTS” basis (all of such assets being sold hereunder are referred to collectively herein as the “Assets”):

(a)                                  all tangible personal property of the Seller solely used or usable in the Business (including, without limitation, production/workover rigs, trucks, transport trailers and oil tools and equipment associated with the Business), which is more fully described on Schedule 1.1(a) hereto;

(b)                                 all of the inventory of the Seller solely used or usable in the Business (including, without limitation, consumables and spare parts), which is more fully described on Schedule 1.1(b) hereto;

(c)                                  all equipment warranties, if any, of the Seller relating to the Assets;

(d)                                 all information, files, books, records and computer data solely related to the maintenance of the Assets (the “Books and Records”); and

(e)                                  all of the goodwill associated solely with the Business.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE ASSETS WILL BE TRANSFERRED “AS IS, WHERE IS,” WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS.

1.2           Retained Assets. Notwithstanding Section 1.1, the Seller shall not transfer to the Buyer, and the Assets shall not include the Seller’s right, title and interest in and to, the following (collectively, the “Retained Assets”):

(a)                                  all pumps, power swivels and foam units associated with the Retained Business (as defined in Section 3.5);

(b)                                 all fishing and rental tools related to the Retained Business;

(c)                                  one (1) oil production/workover rig associated with the Retained Business, as more fully described on Schedule 1.2(c) hereto;

(d)                                 all of the permits, authorizations, certificates, approvals, registrations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, orders, licenses and other rights of every kind and character of the Seller relating principally to the operation of the Retained Business; and

(e)                                  all of the goodwill associated with the Retained Business.

1.3           Liabilities. The Seller shall be responsible for all of its liabilities and obligations. All of the Seller’s liabilities are referred to herein as the “Retained Liabilities” and include, without limitation, (i) any obligations arising before the Closing Date from the Seller’s employment of any employee, independent contractor, consultant, agent or advisor; (ii) any failure to pay any Taxes (as defined in Section 2.1.8) owed by the Seller; (iii) any liabilities, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, arising out of or related to any Retained Assets or the Retained Business (as defined in Section 3.5) or any expressed or implied contract of the Seller; and (iv) any other liabilities or obligations resulting from the Seller’s operation of the Assets or conduct of the Business before the Closing Date. The Buyer shall assume and pay all obligations and liabilities for any sales, use, vehicle or other Tax that may be imposed by any governmental authority in connection with the purchase and sale of the Assets from the Seller to the Buyer.

1.4           Purchase Price. As consideration for the sale of the Assets and for the other covenants and agreements of the Seller and the Shareholder contained herein, the Buyer agrees to pay, on the Closing Date (as defined in Section 1.5), (a) $35,395,750 (the “Asset Purchase Price”) to the Seller for the Assets and (b) $100,000 (the “Seller Noncompete Amount”) to the Seller for its agreement not to compete contained in Section 3.5 (collectively, the Asset Purchase Price and the Seller Noncompete Amount are referred to herein as the “Purchase Price”) by wire transfer of immediately available funds to such accounts at a California financial institution as designated by the Seller in its sole and absolute discretion.

1.5           Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be at the offices of Clifford & Brown, a Professional Corporation, located at 1430 Truxtun Avenue, Suite 900, in Bakersfield, California, at 5:00 P.M. (PDT) on December 7, 2007 (the “Closing Date”).

1.6           Conditions to Closing.

1.6.1        Deliveries of the Seller and the Shareholder. At the Closing, in addition to the conveyance of the Assets from the Seller to the Buyer in exchange for the Purchase Price, the Seller shall deliver or cause to be delivered to the Buyer:

(a)                                  a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”), executed by the Seller, effectively transferring to the Buyer the Assets being purchased by the Buyer;

(b)                                 all required certificates and documents of title relating to the Assets being purchased by the Buyer duly executed and endorsed for transfer to the Buyer;

(c)                                  evidence of releases of all liens to which the Assets were subject before the Closing Date;

(d)                                 a secretary’s certificate from the Seller which shall have all charter documents of the Seller attached thereto and attesting to: (i) the due organization of the Seller; (ii) the due authorization of the transactions contemplated by this Agreement; and (iii) all corporate, shareholder or other resolutions adopted by the Seller and the Shareholder in connection with the transactions contemplated by this Agreement;

(e)                                  the Shareholder Noncompetition Agreement executed by the Shareholder; and

(f)                                    all other deliveries reasonably requested by the Buyer to be delivered by the Seller or the Shareholder.

1.6.2        Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Seller:

(a)                                  the Purchase Price, pursuant to Section 1.4;

(b)                                 a secretary’s certificate from the Buyer, which certificate shall have all organizational documents of the Buyer attached thereto and attesting to: (i) the due organization of the Buyer; (ii) the due authorization of the transactions contemplated by this Agreement; (iii) all company resolutions adopted by the Buyer in connection with the transactions contemplated by this Agreement;

(c)                                  the Shareholder Noncompetition Agreement executed by the Buyer; and

(d)                                 all other deliveries reasonably requested by the Seller to be delivered by the Buyer.

1.7           Asset Sale. The parties specifically represent to each other that this Agreement is for the purchase and sale of assets. Except as otherwise provided, the Buyer is not assuming any of the debts, liabilities, obligations or responsibilities of the Seller.

Article 2

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Seller. The Seller makes the following representations and warranties to the Buyer, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date. Representations and warranties made to the “best of Seller’s knowledge,” means to the actual knowledge of Shareholder, without a duty of independent investigation or inquiry.

2.1.1        Organization, Good Standing and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign entity authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

2.1.2        Authority to Execute. The execution and delivery of this Agreement has been authorized by all necessary corporate, shareholder or other action on the part of the Seller. This Agreement is the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.1.3        Absence of Conflicts. Except as set forth in Schedule 2.1.3, the execution, delivery and performance of this Agreement by the Seller, and the consummation of the transactions contemplated hereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, (i) the organizational documents of the Seller, (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Seller is a party or by which the Seller or any of its properties are bound, or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or other governmental authority to which the Seller or any of its properties are subject.

2.1.4        Liabilities. The Seller has no liabilities or obligations, either accrued, absolute, contingent or otherwise, or has any knowledge of any potential liabilities or obligations that would adversely affect the value of the Assets or become a liability of the Buyer as a result of the consummation of the transactions contemplated by this Agreement, by operation of law or otherwise.

2.1.5        Litigation. There is no suit, action (equitable, legal, administrative or otherwise), proceeding or investigation of any kind pending or, to the best of the Seller’s knowledge, threatened against the Seller that would materially adversely affect the value of the Assets, the operation of the Business or the transactions contemplated by this Agreement, nor does the Seller know of any reasonably likely basis for any such suit, action, proceeding or investigation.

2.1.6        Compliance with Laws. The Seller has complied in all material respects with, is not in violation of, and, except as set forth on Schedule 2.1.6, has not received any notices of violation in any material respect with respect to, any foreign, federal, state or local statute, law, rule or regulation.

2.1.7        Books and Records. The Books and Records are complete and correct.

2.1.8        Taxes. There are (and as of the Closing there will be) no liens or similar encumbrances on the Assets with respect to taxes or other governmental charges, obligations or fees, including but not limited to any income, business, occupation, franchise, licensing, sales, use, withholding, property, ad valorem, excise or other similar taxes, or secondary or transferee liability for any of such taxes, and any related interest or penalties thereon (“Tax” or “Taxes”), except for liens for real and personal property Taxes not yet due and payable. No claim with respect to Taxes attributable to or incurred in connection with the operations of the Seller (other than real and personal property Taxes not yet due and payable as of the Closing Date) will result in a lien or similar encumbrance on the Assets or will otherwise adversely affect the Buyer.

2.1.9        Warranties; Customers. All of the Warranties are in full force and effect. The Seller is not, and no other party to any of the Warranties is, in breach thereunder, and to the best of the Seller’s knowledge no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a breach thereunder. The Seller has not received any information that would cause the Seller to conclude that any customer of the Seller would not become a customer of the Buyer after the consummation of the transactions contemplated hereby. All of the Warranties set forth in Schedule 1.1(c) are assignable (and as of the Closing Date will be validly assigned) to the Buyer without the consent of any other party thereto, other than consents obtained no later than the Closing Date.

2.1.10      Title to and Condition of Assets. The Assets being transferred to the Buyer hereunder constitute substantially all of the assets of the Seller. The Assets, together with the Employees to be hired by the Buyer under Section 3.3, constitute all of the Business. The Seller has good and marketable title to all of the Assets, free and clear of any Encumbrances (defined below). Seller has the absolute right to sell, transfer and assign the Assets to the Buyer, and upon the consummation of the transactions contemplated hereby, the Buyer will collectively have good and marketable title to the Assets, free and clear of any Encumbrances. A true and correct list of all Encumbrances on the Assets, all of which have been released or are being released at Closing, is attached hereto as Schedule 2.1.10. All loans secured by such Encumbrances have been paid in full. The parties acknowledge that certificates of title to certain Assets shown on Schedule 2.1.10 as encumbered by GMAC and CSC Logistics will be signed off and delivered to the Seller by such lenders immediately after the Closing. The Seller shall deliver all such certificates of title to the Buyer immediately upon receipt thereof. No notice of any violation of any law, statute, ordinance or regulation relating to any of the Assets has been received by the Seller, nor, to the best of the Seller’s knowledge, is there any basis for any of the foregoing. For purposes of this Agreement, the term “Encumbrances” means all liens (including Tax liens), security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities, easements, rights of way, limitations, reservations, restrictions and other encumbrances of any kind or nature.

2.1.11      Employee Benefits. There are no obligations, agreements or understandings between the Seller and any employee, officer or director of the Seller under which any such employee, officer or director are entitled to receive any payment, benefit or service under any benefit plan maintained by the Seller or any affiliate of the Seller, including, but not limited to, any employment agreement, bonus, retention bonus, retirement, severance, job security or similar benefit.

2.1.12      No Untrue Statements. This Agreement and all other agreements executed and delivered by the Seller in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.1.13      Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller and its counsel directly with the Buyer and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or any similar payment. The Seller has not taken any action that would give any third party a valid claim for any such commission, fee or payment.

2.1.14      Pricing. Attached hereto as Schedule 2.1.14 is a true, correct and complete copy of the schedule of rates currently being charged for well services by the Seller to, and paid by, the customer identified on such Schedule. Such rate schedule has been incorporated in the existing contract between the Seller and such customer and is binding on such parties subject to the other terms and conditions of such contract.

2.2           Representations and Warranties of the Shareholder. The Shareholder makes the following representations and warranties to the Buyer, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date:

2.2.1        Authority to Execute. Each of this Agreement and the Shareholder Noncompetition Agreement is the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

2.2.2        Absence of Conflicts. The execution, delivery and performance of this Agreement and the Shareholder Noncompetition Agreement by the Shareholder, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, (i) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Shareholder is a party or by which the Shareholder or any of his properties are bound, or (ii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or other governmental authority to which the Shareholder or any of his properties are subject.

2.2.3        Litigation. There is no suit, action (equitable, legal, administrative or otherwise), proceeding or investigation of any kind pending or, to the best of the Shareholder’s knowledge, threatened against the Shareholder that would materially adversely affect the value of the Assets, the operation of the Business or the transactions contemplated by this Agreement or the Shareholder Noncompetition Agreement, nor does the Shareholder know of any reasonably likely basis for any such suit, action, proceeding or investigation.

2.2.4        Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller and its counsel directly with the Buyer and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or any similar payment. The Shareholder has not taken any action that would give any third party a valid claim for any such commission, fee or payment or any such claim in connection with the Shareholder Noncompetition Agreement.

2.3           Representations and Warranties of the Buyer. The Buyer makes the following representations and warranties to the Seller, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date:

2.3.1        Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign limited partnership or corporation, as applicable, authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

2.3.2        Authority to Execute. The execution and delivery of each of this Agreement and the Shareholder Noncompetition Agreement has been authorized by all necessary corporate and other action on the part of the Buyer, and each of this Agreement and the Shareholder Noncompetition Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

2.3.3        Absence of Conflicts. The execution, delivery and performance of this Agreement and the Shareholder Noncompetition Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, (i) the organizational documents of the Buyer, (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Buyer is a party or by which the Buyer or its properties are bound, or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or other governmental authority to which the Buyer or any of its properties are subject.

2.3.4        Litigation. To the best of the Buyer’s knowledge, no litigation, actions, arbitrations or proceedings, whether legal, equitable, administrative or governmental investigations of any type are pending or threatened which might affect the consummation of this Agreement or the Shareholder Noncompetition Agreement by the Buyer.

2.3.5        Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer and its counsel directly with the Seller and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or any similar payment. The Buyer has not taken any action that would give any third party a valid claim for any such commission, fee or payment or any such claim in connection with the Shareholder Noncompetition Agreement.

Article 3

ADDITIONAL COVENANTS

3.1           Cooperation; Further Assurances. Each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations in order for such party to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. In addition, the Seller and the Shareholder shall use their commercially reasonable efforts to assist the Buyer (i) in negotiating a lease on the San Ardo property currently leased by the Seller, (ii) in facilitating a smooth transition of the Business’s customers from the Seller to the Buyer and (iii) in transferring or obtaining any permits and licenses required in connection with the Business or the operation of the Assets. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effect the transactions contemplated hereby.

3.2           Employees. Schedule 3.2 hereto sets forth a complete and accurate listing of all individuals who are full time, part time or casual employees and independent contractors of the Seller employed solely in the Business as of the date of this Agreement (the “Employees”), specifying the length of hire, title or classification, and accrued and unpaid vacation owing at the Closing Date. The Seller shall use its best efforts to make all of the Employees available for hire by the Buyer or its affiliates, and the Buyer and such affiliates collectively agree to offer to hire all of such Employees on the Closing Date, subject to such Employees’ meeting the Buyer’s standard employment eligibility requirements and mutual agreement between such Employees and the Buyer as to their compensation levels. The Buyer shall indemnify, hold harmless and defend the Seller from any failure by the Seller as a result of the transactions contemplated by this Agreement to comply with the Worker Adjustment and Retraining Notification Act (the “WARN Act”); provided, however, that the Seller shall not terminate the employment of any of its retained employees within ninety (90) days following the Closing. Other than WARN Act indemnification, the Buyer shall not have any liability or obligation with respect to, and the Seller hereby indemnifies the Buyer for, the compensation of any Employee or any employee benefits of any Employee, including, without limitation, any bonuses, accrued vacation, health benefits or IRA contributions, except for those benefits that accrue pursuant to such Employees’ employment with the Buyer on or after the Closing Date. The Seller shall cooperate with the Buyer in connection with any offer of employment from the Buyer to the Employees and the parties shall use their respective best efforts to cause the acceptance of any and all such offers. All Employees hired by the Buyer shall be at-will employees of the Buyer. Notwithstanding any other provisions of this Agreement, this Section 3.2 shall not be deemed to create any right or claim for the benefit of, and shall not be enforceable by, any person that is not a party to this Agreement.

3.3           Taking Possession of Certain Assets. The Buyer and the Seller acknowledge that on the Closing Date some of the Assets will be located on certain of the Seller’s premises that will not be transferred to the Buyer on the Closing Date. The Seller hereby grants to the Buyer a license to use the premises of the Seller on which the Assets are located as of the Closing Date for the storage, use and operation of the Assets for a period not to exceed ninety (90) days, during which time the Buyer will make arrangements for taking possession of the Assets and removing them from the Seller’s premises. During such 90-day period, the Buyer shall be permitted to use such property as may be necessary to conduct the Buyer’s business. The license granted hereunder is in consideration of the Purchase Price and the representations, warranties and covenants of the Buyer hereunder, and no separate compensation shall be paid to the Seller for the granting of such license.

3.4           Tax Matters. The allocation of the Purchase Price (the “Allocation”) shall be made as follows: (a) the Asset Purchase Price shall be allocated among the Assets as mutually agreed upon by the parties hereto based (i) on the fair market value of the Assets on the Closing Date as determined by an independent appraisal and (ii) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and (b) the Seller Noncompete Amount shall be allocated to the Seller’s agreement not to compete contained in Section 3.5. The Buyer and the Seller for themselves and for their respective successors and assignees covenant and agree that (i) each will file its Form 8594 with its income tax return for the taxable year that includes the Closing Date and in accordance with the Allocation and (ii) they will pro rate, and each will pay its pro rata share of, any ad valorem or similar taxes on the Assets for any tax period that includes the Closing Date, with such proration to be based on the number of days in such tax period that each of them owned the Assets.

3.5           Agreement Not To Compete. Except as otherwise consented to or approved in writing by the Buyer, the Seller agrees that for a period of five (5) years from the Closing Date (the “Restricted Period”), the Seller will not, directly or indirectly, acting alone or as a member of a partnership or as a consultant, lender (including gifts used for capitalization or collateral), representative, holder of, or investor in as much as 5% of any security of any class of any corporation or other business entity, engage in any Competing Business (defined below) in the Restricted Region (defined below). The Seller agrees that if either the length of time or geographical area set forth in this Section 3.5 is deemed too restrictive in any court proceeding, a court may reduce such restrictions to those that it deems reasonable under the circumstances. For purposes of this Agreement, “Competing Business” means providing drilling, workover and maintenance services using rigs and hoisting equipment, and other production services associated therewith or ancillary thereto, and any business that is substantially related thereto. Notwithstanding the foregoing, “Competing Business” shall not include fishing and foam unit, pump and swivel rental services, and/or the provision of cranes (the “Retained Business”). For purposes of this Agreement, the term “Restricted Region” means the State of California. The Seller agrees and acknowledges that the Buyer and its affiliates do not have any adequate remedy at law for the breach or threatened breach of this Agreement by the Seller, and agree that the Buyer or any affiliate of the Buyer may, in addition to the other remedies that may be available to them hereunder, file a suit in equity to enjoin the Seller or the officers, directors, employees or agents of the Seller from such breach or threatened breach. The obligations of the Seller under this Section 3.5 are in consideration of the Purchase Price set forth in Section 1.4, the representations and warranties of the Buyer contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is acknowledged by the Seller.

3.6           Non-Solicitation. During the Restricted Period, the Seller shall not:

3.6.1        Directly or indirectly solicit, or attempt to persuade, influence or induce, or assist any other person in so persuading or inducing, any customer or supplier of the Business, the Buyer or any of its affiliates to cease doing business with the Buyer or any of its affiliates or to reduce the amount of business such customer or supplier does with the Business, the Buyer or its affiliates. The Seller acknowledges that this covenant is necessary to enable the Buyer and its affiliates to maintain a stable customer and supplier base, and that it would disrupt, damage, impair and interfere with the Buyer’s and its affiliates’ businesses if the Seller were to engage in such solicitation.

3.6.2        Directly or indirectly solicit, or attempt to persuade, influence or induce, or assist any other person in so persuading or inducing, any employee or former employee of the Business, the Buyer or any of its affiliates to leave the employ of the Buyer or any of its affiliates, or to accept any other employment or position, unless, in the case of a former employee, such former employee has not been employed by the Buyer or any of its affiliates for at least six (6) months. The Seller acknowledges that the purpose of this covenant is to enable the Buyer and its affiliates to maintain a stable workforce, and that it would disrupt, damage, impair and interfere with the Buyer’s and its affiliates’ businesses if the Seller were to engage in such solicitation.

3.7           Confidentiality. The Seller recognizes and acknowledges that by virtue of its ownership, management and operation of the Business, it has had access to certain trade secrets and confidential information of the Business and that such information, following the Closing, will constitute valuable, special and unique property of the Buyer, and has economic value because it is not generally known to the public or to others who could benefit from its disclosure or use (the “Confidential Information”). Confidential Information, as defined herein, is limited to the following:  (i) customer information such as customer lists and other information concerning particular needs, problems, likes or dislikes of the customers of the Business; (ii) the identities of the customers of the Business; (iii) price information, such as price lists, the contents of bids, and other information concerning costs or profits; (iv) technical information, such as formulae, know-how, computer programs, software, secret processes or machines, inventions and research projects, documentation, or other methods or processes; (v) business information relating to costs, profits, sales, markets, suppliers, plans for further development, market studies or research projects; (vi) personnel or a compilation of data concerning the employees and independent contractors of the Business; and (vii) any other information valuable because of its private or confidential nature. The Seller agrees that it will not reproduce, copy or disclose the Confidential Information, except as required by law, to any person, firm, corporation, association or other entity, nor will the Seller advise, discuss or in any way assist any other person or firm (including customers or former customers of the Business) in obtaining or learning about the Confidential Information. The Seller covenants and acknowledges that following the Closing it shall immediately surrender to the Buyer the Business’s Confidential Information, and any and all such documents, materials or other tangible items pertaining to such Confidential Information that it may possess and that such Confidential Information shall be and remain the sole property of the Buyer.

3.8           Right of First Negotiation. If the Seller decides to sell the Retained Business, the Seller shall first attempt to negotiate in good faith with the Buyer for a period of not less than twenty (20) business days (the “Negotiation Period”) for the Buyer to acquire the Retained Business (a “Sale Event”). During the Negotiation Period, the Buyer shall be entitled to conduct due diligence with the reasonable cooperation of the Seller and the Shareholder. If the Seller and the Buyer do not enter into a letter of intent with respect to a Sale Event during the Negotiation Period, the Seller shall be free to enter into a definitive agreement with respect to a Sale Event with a third party and subsequently consummate a Sale Event, provided that such definitive agreement is entered into within one hundred eighty (180) days following termination of the Negotiation Period.

3.9           Right of First Call. Following the Closing, if the Buyer requires tooling services within Fresno, Kern, Kings, Tulare, Monterey, San Luis Obispo, Santa Barbara and Ventura Counties, California, the Buyer shall offer to the Seller the opportunity to provide such services to the Buyer through the Retained Business before the Buyer contacts any current unaffiliated third party to provide such services. Notwithstanding the foregoing, if due to the unavailability of the Seller’s equipment or if Seller declines the Buyer’s service request then the Buyer may retain a third party to provide the requested services on a case-by-case basis. The Seller’s rates for performing such services for the Buyer shall be consistent with then-current market rates for such services within the region where such services are performed. The Seller’s right of first call set forth in this Section 3.9 shall continue for a period of five (5) years for the provision of fishing and foaming services, and for a period of two (2) years for the provision of pumps and swivels.

3.10         Continued Well Service Pricing. The Buyer agrees that after the Closing and continuing through April 30, 2008, the Buyer shall honor, with respect to the provision of services involving any of the Assets but not other rigs or equipment of the Buyer, the existing rates being charged by the Seller under Contract No. 99005718 between the Seller and Chevron USA Inc. dated June 28, 1999, as amended, and as set forth in the schedule of rates attached hereto as part of Schedule 2.1.14 unless and until Chevron agrees to different rates for such services.

3.11         Termination of Lease. Subject to Section 3.3, immediately following the Closing, the Seller shall terminate the leases for its equipment yards located in Coalinga and San Ardo, California, in accordance with the terms of the specific lease. If the Buyer desires to retain the equipment yards, it shall negotiate new leases with the respective landlords and the Seller shall cooperate with the Buyer’s efforts to do so.

Article 4

INDEMNIFICATION

4.1           Indemnification by the Seller and the Shareholder. In addition to any other remedies available to the Buyer under this Agreement, or at law or in equity, the Seller and the Shareholder shall indemnify, defend and hold harmless the Buyer, its affiliates and each of their respective officers, directors, employees, agents and stockholders (collectively, the “Buyer Indemnitees”), against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, taxes, suits, causes of action and deficiencies, including, without limitation, interest, penalties and reasonable attorney’s fees and expenses (collectively, the “Damages”) that the Buyer Indemnitees shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by the Seller or the Shareholder to perform, their respective representations, warranties, covenants or agreements in this Agreement or the Shareholder Noncompetition Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to the Buyer by the Seller or the Shareholder under this Agreement, (ii) any liabilities or obligations of the Seller or the Shareholder, including, without limitation, the Retained Liabilities, (iii) the operation of the Business or the Assets prior to the Closing Date or (iv) the matters disclosed on Schedule 2.1.6.

4.2           Indemnification by Buyer. In addition to any other remedies available to the Seller under this Agreement, or at law or in equity, the Buyer shall indemnify, defend and hold harmless the Seller and the Shareholder, and each of their affiliates, officers, directors, employees, agents and stockholders (the “Seller Indemnitees”) against and with respect to any and all Damages that the Seller Indemnitees shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by the Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or the Shareholder Noncompetition Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to the Seller by or on behalf of the Buyer under this Agreement, (ii) the operation of the Business or the Assets after the Closing Date or (iii) as set forth in Schedule 4.2.

4.3           Indemnification Procedure. If any party hereto discovers or otherwise becomes aware of an indemnification claim arising under Section 4.1 or Section 4.2 of this Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article 4, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder to the extent the indemnifying party is not materially prejudiced thereby. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party shall be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld or delayed.

Article 5

MISCELLANEOUS

5.1           Survival of Representations, Warranties and Covenants. Except as set forth herein, all representations, warranties, covenants and agreements made by the parties hereto (whether in this Agreement or in any certificate, schedule, exhibit or other instrument delivered under this Agreement) shall survive the execution and delivery of this Agreement for a period of twelve (12) months; provided, that any claim for indemnification as to which notice has been given prior to the expiration of such 12-month period shall survive such expiration until final resolution of such claim, and provided, further, the representations and warranties contained in Section 2.1.2, Section 2.1.8, Section 2.1.10, Section 2.1.13, Section 2.1.14, Section 2.2.1, Section 2.2.4, Section 2.3.2 and Section 2.3.5 shall survive the execution of this Agreement for the period specified in the applicable statute of limitation.

5.2           Entirety. This Agreement, including, without limitation, the Schedules and Exhibits referred to herein, the Shareholder Noncompetition Agreement and the other documents and certificates specifically identified herein or contemplated hereby or delivered in connection herewith, embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety. Except as specifically provided in this Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by all parties hereto.

5.3           Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed by facsimile signature, which signature shall be binding upon the parties hereto.

5.4           Attorneys’ Fees and Disbursements. In the event of any action at law or in equity between the parties to enforce or interpret this Agreement, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred therein by such successful party and, if such successful party shall recover judgment in any such action or proceedings, such costs, expenses and attorneys’ fees and disbursements may be included in and as a part of such judgment. The successful party shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment. If no costs of suit are awarded, then the successful party shall be determined by the court. For the purpose of this Section 5.4, the term “attorneys’ fees and disbursements” shall include, but not be limited to, fees and disbursements incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind or nature in connection with a bankruptcy proceeding or case arising out of, concerning or related in any way to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (iv) garnishment, levy, and debtor and third party examinations; and, (v) postjudgment motions, proceedings or activity of any kind or nature, including, but not limited to, any activity taken to collect or enforce any judgment.

5.5           Waiver. No waiver of any default or failure or delay to exercise any right or remedy by a party shall operate as a waiver of any other default or of the same default in the future or as a waiver of any right or remedy with respect to the same or any other occurrence.

5.6           Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested:

If to the Buyer

Addressed to:	With a copy to:

Key Energy Services, LLC	Paul S. Blencowe, Esq.
1301 McKinney Street, Suite 1800	Fulbright & Jaworski L.L.P.
Houston, Texas 77010	555 South Flower Street, 41st Floor
Facsimile: (713) 651-4559 Attn:	Los Angeles, California 90071
General Counsel	Facsimile: (213) 892-9494

If to the Seller or the Shareholder

Addressed to:	With a copy to:

Kings Oil Tools, Inc.	Charles D. Melton, Esq.
1924 Spring Street	Clifford & Brown
Paso Robles, California 93446	1430 Truxtun Avenue, Suite 900
ATTN: Thomas Fowler	Bakersfield, California 93301
Facsimile: (805) 238-9411	Facsimile: (661) 322-3508

Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

5.7           Construction; Computation of Time. Headings are used herein for convenience only and shall have no force or effect in the construction or interpretation of this Agreement. As used in this Agreement, the singular includes the plural and the masculine includes the feminine and neuter. This Agreement shall not be construed against the party drafting it but shall be construed fairly and equitably as though it was the joint product of the parties. Except where the context otherwise requires, all references to the term of this Agreement shall include any extensions of such term. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. To the extent used or subsequently used in an amendment to this Agreement, the word “day” shall mean a “calendar” day and the phrase “business day” shall mean those days on which the Kern County Superior Court is open for business.

5.8           Assignment; Successors and Assigns. This Agreement may not be assigned without the prior written consent of the other party hereto, provided that the Buyer may assign this Agreement to any of its affiliates. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. Nothing in this Agreement shall entitle any person other than the parties hereto to any claim, cause of action, right or remedy of any kind.

5.9           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

5.10         Expenses. Except as provided in Section 1.3, each party shall pay its own expenses incidental to the negotiation, execution and delivery of this Agreement.

5.11         Press Releases. Any party may issue a press release or make a public statement following the Closing regarding the transactions contemplated by this Agreement. Any party issuing a press release shall furnish a copy to the other parties prior to its dissemination. Nothing herein shall limit the ability of any party to make any disclosures required by law in a timely manner.

5.12         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without reference to its conflicts of laws rules. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree that the rule that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

5.13         Opportunity to Inspect. The Buyer acknowledges that prior to execution of this Agreement it was given the opportunity to inspect all major equipment constituting part of the Assets.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their individual names or their respective corporate names by their respective duly authorized representatives, as applicable, all as of the day and year first above written.

BUYER:

KEY ENERGY SERVICES, LLC

By:	/s/ Newton W. Wilson III
Name:	Newton W. Wilson III
Title:	Vice President and Secretary

SELLER:

KINGS OIL TOOLS, INC.

By:	/s/ THOMAS FOWLER
Name:THOMAS FOWLER
Title:President

SHAREHOLDER:

/s/ THOMAS FOWLER
THOMAS FOWLER